Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-93189, No. 333-52636, No 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285 on Form S-8 and in Registration Statement No. 333.197264 on Form S-3 of Steel Connect, Inc. (fka ModusLink Global Solutions, Inc.) of our report dated February 28, 2018, relating to our audits of the consolidated financial statements of IWCO Direct Holdings, Inc. and Subsidiaries as of December 31, 2014 and 2015 and for the years then ended included in this Current Report on Form 8-K/A.

/s/ CliftonLarsonAllen LLP

Minneapolis, MN

February 27, 2018